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                                 EXHIBIT 10.12

                            DEBT REPAYMENT AGREEMENT
                            ------------------------


  This DEBT REPAYMENT AGREEMENT is made and entered into as of June 14, 1996 among Aurtex, Inc., a Nevada corporation ("Parent"), Global Communications Group, Inc., a Texas corporation ("Company") and Peacetime Communications Ltd. ("Peacetime").

                                   RECITALS
                                   --------

  A. Parent and the shareholders of the Company have entered into a Stock Purchase and Exchange Agreement dated April 19, 1996 (the "Stock Purchase Agreement").

  B. The Company is indebted to Peacetime in the aggregate amount at December 31, 1995 of $3,754,228, including accrued interest of $572,640, which bears interest at an adjustable rate equal to two hundred basis points plus the prime rate as reported by the Wall Street Journal (the "Peacetime Debt").

  C. Pursuant to Section 6.12 of the Stock Purchase Agreement, Parent has agreed to enter into an agreement with the Company and Peacetime pursuant to which Parent will agree to pay the Peacetime Debt, all on the terms and conditions set forth herein.

                        TERMS, COVENANTS AND CONDITIONS
                        -------------------------------

  1. Assumption of Debt. Parent hereby agrees to assume and pay in full the Peacetime Debt, which shall be due and payable in full three years from the Closing Date under the Stock Purchase Agreement (the "Maturity Date").

  2. Peacetime hereby agrees that the Peacetime Debt may be repaid in full at any time on or prior to the Maturity Date by the issuance to Peacetime of 3 million shares of fully paid and non-assessable shares of Common Stock of Parent. The number of shares to be issued in repayment of the Debt has been determined based on a 5.909635 for one reverse stock split to be effected by Parent on or about June 17, 1996 (the "Reverse Stock Split"), as well as a 1.25 for one Common Stock dividend to be distributed to stockholders of Parent immediately following the Reverse Stock Split (the "Stock Dividend"). The number of shares of Parent Common Stock to be issued to Peacetime shall thereafter be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or the like with respect to the Common Stock of Parent occurring after the Reverse Stock Split and the Stock Dividend.

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  3.  Following repayment in full of the Peacetime Debt, Peacetime shall deliver to Parent any and all evidence of the Peacetime Debt marked "canceled" or "paid in full", and after such payment in full, such debt shall be fully extinguished.


  IN WITNESS WHEREOF, the parties hereto have caused this DEBT REPAYMENT AGREEMENT to be executed as of the date first written above.


                                       PARENT:

                                       AURTEX, INC.



                                       By:____________________________________
                                          President, Chief Executive Officer
                                           and Chairman of the Board


                                       COMPANY:

                                       GLOBAL COMMUNICATIONS GROUP, INC.



                                       By:____________________________________


                                       PEACETIME COMMUNICATIONS LTD.



                                       By:____________________________________


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